EXHIBIT 5

July 16, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:     Informix Corporation
             1994 Stock Option and Award Plan
             Registration Statement on Form S-8

Ladies and Gentlemen:

As legal counsel for Informix Corporation, a Delaware corporation (the "Company"), I am rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 8,000,000 shares of the Company's common stock, $0.01 par value ("Common Stock"), which may be issued pursuant to the Company's 1994 Stock Option and Award Plan. These shares were added to the Plan by an amendment effective May 22, 1997.

I have examined all instruments, documents and records which I deemed relevant and necessary for the basis of my opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.

Based on such examination, I am of the opinion that the 8,000,000 shares of Common Stock are duly authorized shares of the Company's Common Stock, and, when issued against payment of the purchase price therefor, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of my name wherever it appears in said registration Statement, including the prospectus constituting a part thereof, as originally filed or subsequently amended.

Respectfully submitted,


/s/ David H. Stanley
David H. Stanley
Vice President,
Legal and Corporate Services,
General Counsel and Secretary